CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 303-3000

PENNSYLVANIA COMMERCE BANCORP
CORE DEPOSITS INCREASE 15%, LOANS UP 23%

October 20, 2006 - Harrisburg, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, and loans for the third quarter of 2006, announced Gary L. Nalbandian, Chairman.

THIRD QUARTER FINANCIAL HIGHLIGHTS
September 30, 2006

			% Change(1)

* Total Assets:	$1.84	Billion	16%

* Core Deposits:	$1.56	Billion	15%

* Total Loans (net):	$928	Million	23%

* Total Revenues:	$17.8	Million	5%

* Net Income:	$1.6	Million	(29)%

* Diluted Net Income Per Share:	$0.26		(28)%

(1) Compared to Third Quarter Ended September 30, 2005

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total assets increased to $1.84 billion, up 16%.

➢	Core deposits grew $203 million, or 15%, over the previous 12-month period.

➢	Commercial core deposits grew 27% to $506 million.

➢	Non-interest bearing demand deposits grew to $270 million, up 13% for the prior 12-month period.

➢	Net loans grew $175 million, or 23%, over the third quarter one year ago.

➢
Total revenues grew 5% for the quarter to $17.8 million and by $4.4 million, or 9%, for the first nine months as compared to 2005, despite net interest margin compression as a result of the inverted yield curve.

➢	Deposit charges and service fees grew 33% for the third quarter and 37% for the first nine months over the previous year.

➢	Net income was $1.6 million and diluted net income per share was $0.26 for the third quarter of 2006.

New Stores and Expansion Plans

➢
Initiating expansion into Lancaster County, the Company plans to open its Lititz Pike store in Manheim Township on October 23, followed by the opening of its Rohrerstown Road store in East Hempfield Township on November 11. Grand opening celebrations for both stores are planned for November 11.

➢	The two new locations will expand the Company’s network to 30 offices in Berks, Cumberland, Dauphin, Lancaster, Lebanon and York counties.

➢	Consistent with its growth retail model, the Company plans to continue to open new stores in both existing and new markets.

➢	The Central Pennsylvania Business Journal recently named the Company one of the Top Fifty Fastest Growing Companies in Central Pennsylvania for the 10th consecutive year.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

Deposits

The Company’s deposit growth continues with total deposits at September 30, 2006 reaching $1.6 billion, a $201 million, or 14%, increase over total deposits of $1.4 billion one year ago. Core deposits grew by $203 million, or 15%, over the previous 12 months.

	09/30/06	09/30/05	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,556,458	$1,353,800	$202,658	15%

Total Deposits:	$1,606,253	$1,405,601	$200,652	14%

Core Deposits

Core deposit growth by type of account is as follows:

	09/30/06	9/30/05	% Increase	3rd Quarter 2006 Cost of Funds
	(dollars in thousands)

Demand Non-Interest	$270,375	$240,234	13%	0.00%

Demand Interest Bearing	687,501	569,657	21	3.73

Savings	406,907	362,360	12	2.47

Subtotal	1,364,783	1,172,251	16	2.54

Time	191,675	181,549	6	4.00

Total Core Deposits	$1,556,458	$1,353,800	15%	2.74%

Core deposit growth by type of customer is as follows:

	09/30/06	% Total	09/30/05	% Total	% Increase
	(dollars in thousands)

Consumer	$592,270	38%	$559,897	41%	6%

Commercial	504,572	32	396,257	29	27

Government	459,616	30	397,646	30	16

Total	$1,556,458	100%	$1,353,800	100%	15%

Balance Sheet
	09/30/06	09/30/05	% Increase
	(dollars in thousands)

Total Assets:	$1,838,173	$1,587,394	16%

Total Loans (net):	927,950	753,306	23

Core Deposits:	1,556,458	1,353,800	15

Total Deposits:	1,606,253	1,405,601	14

Income Statement

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands, except per share data)

Total Revenues:	$17,836	$17,029	5%	$53,353	$48,954	9%

Total Expenses:	14,861	13,337	11	43,284	36,613	18

Net Income:	1,645	2,325	(29)	5,732	7,341	(22)

Diluted Net Income Per Share:	$0.26	$0.36	(28)	$0.89	$1.15	(23)

Lending

Net loans increased $175 million, or 23%, to $928 million from $753 million a year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	09/30/06	% of Total	09/30/05	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$295,595	32%	$212,552	28%	$83,043	39%
Owner Occupied	122,982	13	104,043	14	18,939	18

Total Commercial	418,577	45	316,595	42	101,982	32

Consumer	275,473	29	230,876	30	44,597	19
Commercial Real Estate	243,535	26	214,686	28	28,849	13

Gross Loans	$937,585	100%	$762,157	100%	$175,428	23%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	9/30/2006	6/30/2006	12/31/2005	9/30/2005

Non-Performing Assets/Assets	0.21%	0.19%	0.16%	0.13%
Net Loan Charge-Offs/Avg Total Loans	0.05%	0.06%	(0.03)%	0.00%
Loan Loss Reserve/Gross Loans	1.03%	1.08%	1.12%	1.16%
Non-Performing Loan Coverage	265%	306%	364%	458%
Non-Performing Assets/Capital
and Reserves	3%	3%	3%	2%

Non-performing assets and loans past due 90 days at September 30, 2006 totaled $3.8 million, or 0.21%, of total assets, versus $2.1 million, or 0.13%, of total assets one year ago.

Net Income and Net Income Per Share

Net income totaled $1.6 million for the third quarter of 2006 as compared to net income of $2.3 million for the third quarter of 2005. Net income per fully diluted share for the third quarter was $0.26, vs. $0.36 recorded for the same period a year ago. Net income and diluted earnings per share figures for the third quarter of 2005 include the impact of gains on the sale of investment securities and SBA loans. Excluding these non-recurring gains, net income and diluted earnings per share for the third quarter of 2006 were down 15% and 13%, respectively compared to the third quarter of 2005.

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands, except per share data)			(dollars in thousands, except per share data)

Net Income:	$1,645	$2,325	(29)%	$5,732	$7,341	(22)%

Diluted Net Income
Per Share:	$0.26	$0.36	(28)%	$0.89	$1.15	(23)%

For the first nine months of 2006, net income totaled $5.7 million, compared to net income of $7.3 million for the first nine months of 2005. On a diluted per share basis, net income for the first nine months of 2006 was $0.89 compared to $1.15 for the first nine months of 2005. Excluding the investment securities gains and SBA loan sale gains in 2005, net income and diluted earnings per share were both 16% lower for the first nine months of 2006 as compared to the same period in 2005.

Total Revenues

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2005	% Increase	2006	2005	% Increase
	(dollars in thousands)			(dollars in thousands)

Total Revenues:	$ 17,836	$ 17,029	5%	$ 53,353	$ 48,954	9%

Total revenues (net interest income plus non-interest income) for the third quarter increased $807,000, to $17.8 million, a 5% increase over the third quarter of 2005. Total revenues for the first nine months of 2006 increased by $4.4 million, or 9%, over the same period in 2005.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter 2006 of $13.2 million represented a 3% increase over the $12.7 million recorded a year ago despite the impact of the inverted yield curve interest rate environment. For the first nine months of 2006, net interest income totaled $39.8 million, up $2.0 million, or 5%, over the $37.8 million recorded in the first nine months of 2005. The Company’s core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income for the third quarter and for the first nine months.

The net interest margin for the third quarter of 2006 was 3.14%, down 12 basis points from 3.26% for the second quarter of 2006 and compared to 3.76% for the third quarter of 2005. The decrease in net interest margin is the result of the shape of the yield curve.

On a tax equivalent basis, the Company recorded $13.3 million in net interest income in the third quarter of 2006, an increase of $451,000, or 4%, over the third quarter of 2005. Net interest income on a tax equivalent basis totaled $40.2 million for the first nine months of 2006, up $2.1 million, or 5%, over the first nine months of 2005.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the current interest rate environment.

	Net Interest Income
September	Volume	Rate	Total	%
2006 vs. 2005	Increase	Change	Increase	Increase
	(dollars in thousands)

Quarter	$1,606	$(1,195)	$411	3%

First Nine Months	$6,369	$(4,326)	$2,043	5%

Excluding the impact of the negative rate change, the Company’s net interest income would have increased 13% for the third quarter and 17% for the first nine months ended September 30, 2006 over the same period of the previous year.

Non-Interest Income

Excluding net investment securities gains, non-interest income for the third quarter of 2006 increased by $1.0 million, or 27%, over the third quarter one year ago. Non-interest income for the first nine months of 2006 (excluding securities gains) totaled $13.6 million, up $3.2 million, or 30%, over the same period last year. The growth in non-interest income for the third quarter was reflected in increased deposit charges and service fees as depicted below:

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands)			(dollars in thousands)

Deposit Charges
& Service Fees	$4,317	$3,246	33%	$12,242	$8,959	37%

Other Income	363	425	(15)	1,310	1,438	(9)

Subtotal	4,680	3,671	27	13,552	10,397	30

Net Investment Securities Gains	-	613	-	-	799	-

Total Non-Interest Income	$4,680	$4,284	9%	$13,552	$11,196	21%

Non-Interest Expenses

Non-interest expenses for the third quarter of 2006 were $14.9 million, up 11% from $13.3 million a year ago. Non-interest expenses for the first nine months of 2006 were $43.3 million, up 18% from $36.6 million a year ago. The increases in non-interest expenses for the quarter were widespread across all categories, reflecting the Company’s continued growth. The Company remains focused on controlling costs while continuing to execute its growth strategy. On a linked quarter basis, non-interest expenses were up $363,000, or 3%.

Investments

The Company’s investment portfolio increased by 7%, to $738 million from $687 million one year ago. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at September 30, 2006.

	Available	Held to
Product Description	for Sale	Maturity	Total
(in thousands)
Mortgage-backed Securities:

Federal Agencies Pass Through	$87,600	$98,069	$185,669
Certificates (AAA Rated)

Collateralized Mortgage	321,483	38,164	359,647
Obligations (AAA Rated)

U.S. Government Agencies/	14,997	184,249	199,246
Other

Total	$424,080	$320,482	$744,562

Duration (in years)	3.18	3.27	3.22

Average Life (in years)	4.74	6.11	5.32

Quarterly Average Yield	5.34%	5.26%	5.31%

At September 30, 2006, the after tax depreciation of the Company’s available for sale portfolio was $4.3 million.

Capital

Stockholders’ equity at September 30, 2006 totaled $99.2 million, an increase of $8.4 million, or 9%, over stockholders’ equity of $90.8 million at September 30, 2005. Return on average stockholders’ equity (ROE) for the third quarter and nine months ending September 30, 2006 and 2005 is shown in the table below:

Return on Equity

Three Months Ended		Nine Months Ended

09/30/06	09/30/05	09/30/06	09/30/05

6.77%	10.15%	8.15%	11.08%

The Company’s capital ratios at September 30, 2006 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.34%	5.00%
Tier 1	10.22	6.00
Total Capital	10.96	10.00

On September 29, 2006, the Company issued $15 million of 7.75% Trust Capital Securities to Commerce Bank, N.A. through Commerce Harrisburg Capital Trust III (“Trust III”), a Delaware statutory trust subsidiary. All $15 million of the Trust Capital Securities qualify as Tier 1 Capital for regulatory capital purposes.

Shareholder Returns

	As of September 30, 2006

	Commerce	S & P Index

1 Year	(26)%	11%

5 Years	12%	7%

10 Years	16%	9%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to differ materially from the future results, performance or achievements the Company has anticipated in such forward-looking statements. You should note that many factors, could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained or incorporated by reference in this document. Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.